FORM 10-Q

               RAYTECH CORPORATION AND SUBSIDIARIES

                             PART II

                            EXHIBIT 11

            SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
             (dollars in thousands, except per share data)


                                                 For the Thirteen Weeks Ended
                                                 March 31,           April 2,
                                                   1996                1995


Net income as reported                         $    3,691           $    4,577

Shares outstanding at beginning of year         3,230,080            3,218,968

Add weighted average of stock options
  exercised                                           -                    180

Deduct weighted average shares to treasury            -                     -

Add common equivalent shares
  for assumed exercise of
  employee stock options                          142,494              224,452

Weighted average number of shares
  used in calculation of primary
  income per share                              3,372,574            3,443,600

Income per share                                    $1.09                $1.33

Primary income per common share                     $1.09                $1.33
